Exhibit 99.1

Boot Barn Holdings, Inc. Announces Second Quarter Fiscal Year 2020 Financial Results and Increased Annual Guidance

IRVINE, Calif.--(BUSINESS WIRE)--October 30, 2019--Boot Barn Holdings, Inc. (NYSE: BOOT) today announced its financial results for the second fiscal quarter ended September 28, 2019.

Highlights for the quarter ended September 28, 2019, were as follows:

  Net sales increased 11.3% to $187.2 million.
  Same store sales increased 7.8%, including an increase in retail store same store sales of 8.0% and an increase in e-commerce sales of 7.0%.
  Net income was $7.7 million, or $0.26 per diluted share, compared to $4.5 million, or $0.16 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes $0.02 per share of tax benefit from the exercise of stock options compared to approximately $0.04 per share of tax benefit from the exercise of stock options in the prior-year period. Excluding the tax benefit in both years, net income per diluted share in the current-year period doubled to $0.24, compared to $0.12 in the prior-year period.

Jim Conroy, Chief Executive Officer, commented, “We sustained our strong momentum from early in the new fiscal year and delivered an outstanding second quarter. For the tenth consecutive quarter, our physical locations posted positive same store sales, which along with an acceleration in e-commerce growth, fueled a consolidated 7.8% comp gain. There were a number of highlights from our performance led by broad-based strength across virtually all categories and geographies, strong full-price selling, a sharp increase in exclusive brand penetration, and the addition of eight stores in the quarter. On top of robust top-line results, we also achieved a 170 basis point improvement in operating margin and earnings per share that were well ahead of expectations. Same store sales growth has accelerated to approximately 10% as we have moved into the third quarter and we believe that the strategies we have in place have us well positioned to capitalize on our opportunities during the upcoming holiday shopping season and over the long-term.”

Operating Results for the Second Quarter Ended September 28, 2019

  Net sales increased 11.3% to $187.2 million from $168.1 million in the prior-year period. Consolidated same store sales increased 7.8% with retail stores up 8.0% and e-commerce same store sales up 7.0%. The increase in net sales was driven by the increase in same store sales and sales from stores added over the past twelve months.
  Gross profit was $59.3 million, or 31.7% of net sales, compared to $50.9 million, or 30.3% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales and an increase in merchandise margin rate. The 140 basis point increase in gross profit rate was driven by a 200 basis point increase in merchandise margin rate, partially offset by 60 basis points of deleverage in buying and occupancy costs. Better full-price selling and growth in exclusive brand penetration fueled the improvement in merchandise margin.
  Selling, general and administrative expense was $46.4 million, or 24.8% of net sales, compared to $42.2 million, or 25.1% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of additional costs to support higher sales and expenses for both new and acquired stores. Selling, general and administrative expenses as a percentage of sales decreased by 30 basis points as a result of expense leverage on higher sales.
  Income from operations grew 48.7% to $12.9 million, or 6.9% of net sales, compared to $8.7 million, or 5.2% of net sales, in the prior-year period. This increase represents approximately 170 basis points of improvement in operating profit margin.
  Net income was $7.7 million, or $0.26 per diluted share, compared to $4.5 million, or $0.16 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes $0.02 per share of tax benefit from the exercise of stock options compared to approximately $0.04 per share of tax benefit from the exercise of stock options in the prior-year period. Excluding the tax benefit in both years, net income per diluted share in the current-year period grew 100% to $0.24, compared to $0.12 in the prior-year period.

Operating Results for the Six Months Ended September 28, 2019

  Net sales increased 13.0% to $373.0 million from $330.1 million in the prior-year period. Consolidated same store sales increased 8.6% with retail stores up 9.5% and e-commerce same store sales up 4.0%. The increase in net sales was driven by the increase in same store sales and sales from stores added over the past twelve months.
  Gross profit was $121.5 million, or 32.6% of net sales, compared to $102.4 million, or 31.0% of net sales, in the prior-year period. Gross profit increased primarily due to increased sales and an increase in merchandise margin rate. The 160 basis point increase in gross profit rate was driven by a 170 basis point increase in merchandise margin rate, partially offset by 10 basis points of deleverage in buying and occupancy costs. Better full-price selling and growth in exclusive brand penetration fueled the improvement in merchandise margin.
  Selling, general and administrative expense was $92.5 million, or 24.8% of net sales, compared to $83.8 million, or 25.4% of net sales, in the prior-year period. The increase in selling, general and administrative expenses was primarily a result of additional costs to support higher sales and expenses for both new and acquired stores. Selling, general and administrative expenses as a percentage of sales decreased by 60 basis points as a result of expense leverage on higher sales.
  Income from operations grew 56.5% to $29.0 million, or 7.8% of net sales, compared to $18.5 million, or 5.6% of net sales, in the prior-year period. This increase represents approximately 220 basis points of improvement in operating profit margin.
  Net income was $17.4 million, or $0.60 per diluted share, compared to $11.3 million, or $0.39 per diluted share in the prior-year period. Net income per diluted share in the current-year period includes $0.03 per share of tax benefit from the exercise of stock options compared to approximately $0.12 per share of tax benefit from the exercise of stock options in the prior-year period. Excluding the tax benefit in both years, net income per diluted share in the current-year period grew 111.1% to $0.57, compared to $0.27 in the prior-year period.

Fiscal Year 2020 Outlook

For the fiscal year ending March 28, 2020 the Company now expects:

  To open or acquire 25 stores, including stores opened fiscal year-to-date.
  Same store sales growth of approximately 6.5%, compared to the Company’s prior outlook of 6.0%.
  Income from operations of $78.0 million to $81.0 million, compared to the Company’s prior outlook of $75.4 million to $78.6 million.
  Interest expense of approximately $13.6 million, compared to the Company’s prior outlook of approximately $14.2 million.
  Net income of $49.0 million to $51.3 million, compared to the Company’s prior outlook of $46.2 million to $48.5 million.
  Net income per diluted share of $1.67 to $1.75 based on 29.3 million weighted average diluted shares outstanding, compared to the Company’s prior outlook of $1.57 to $1.65.

For the fiscal third quarter ending December 28, 2019, the Company expects:

  Same store sales growth of 5.0%.
  Total sales of $275.0 million to $280.0 million.
  Net income per diluted share of $0.73 to $0.77 based on 29.3 million weighted average diluted shares outstanding.

Conference Call Information

A conference call to discuss the financial results for the second quarter of fiscal year 2020 is scheduled for today, October 30, 2019, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 451-6152. The conference call will also be available to interested parties through a live webcast at investor.bootbarn.com. Please visit the website and select the “Events and Presentations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until November 30, 2019, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13695813. Please note participants must enter the conference identification number in order to access the replay.

About Boot Barn

Boot Barn is the nation’s leading lifestyle retailer of western and work-related footwear, apparel and accessories for men, women and children. The Company offers its loyal customer base a wide selection of work and lifestyle brands. As of the date of this release, Boot Barn operates 248 stores in 33 states, in addition to an e-commerce channel www.bootbarn.com. The Company also operates www.sheplers.com, the nation’s leading pure play online western and work retailer and www.countryoutfitter.com, an e-commerce site selling to customers who live a country lifestyle. For more information, call 888-Boot-Barn or visit www.bootbarn.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements refer to our current expectations and projections relating to, by way of example and without limitation, our financial condition, liquidity, profitability, results of operations, margins, plans, objectives, strategies, future performance, business and industry. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate", "estimate", "expect", "project", "plan“, "intend", "believe", “may”, “might”, “will”, “could”, “should”, “can have”, “likely”, “outlook” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events, but not all forward-looking statements contain these identifying words. These forward-looking statements are based on assumptions that the Company’s management has made in light of their industry experience and on their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate under the circumstances. As you consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. These risks, uncertainties and assumptions include, but are not limited to, the following: decreases in consumer spending due to declines in consumer confidence, local economic conditions or changes in consumer preferences; the Company’s ability to effectively execute on its growth strategy; and the Company’s failure to maintain and enhance its strong brand image, to compete effectively, to maintain good relationships with its key suppliers, and to improve and expand its exclusive product offerings. The Company discusses the foregoing risks and other risks in greater detail under the heading “Risk factors” in the periodic reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. Because of these factors, the Company cautions that you should not place undue reliance on any of these forward-looking statements. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict those events or how they may affect the Company. Further, any forward-looking statement speaks only as of the date on which it is made. Except as required by law, the Company does not intend to update or revise the forward-looking statements in this press release after the date of this press release.

Boot Barn Holdings, Inc. Consolidated Balance Sheets (In thousands, except per share data) (Unaudited)
	September 28,	March 30,
	2019	2019
Assets
Current assets:
Cash and cash equivalents	$13,219	$16,614
Accounts receivable, net	7,388	8,095
Inventories	301,737	240,734
Prepaid expenses and other current assets	16,247	11,900
Total current assets	338,591	277,343
Property and equipment, net	98,127	98,663
Right-of-use assets, net	165,965	—
Goodwill	197,502	195,858
Intangible assets, net	61,074	62,845
Other assets	1,559	1,366
Total assets	$862,818	$636,075
Liabilities and stockholders’ equity
Current liabilities:
Line of credit	$85,000	$—
Accounts payable	131,220	104,955
Accrued expenses and other current liabilities	49,316	46,988
Short-term lease liabilities	31,588	—
Total current liabilities	297,124	151,943
Deferred taxes	16,367	17,202
Long-term portion of notes payable, net	108,642	174,264
Capital lease obligation	—	6,746
Long-term lease liabilities	150,988	—
Other liabilities	4,548	21,756
Total liabilities	577,669	371,911

Stockholders’ equity:
Common stock, $0.0001 par value; September 28, 2019 - 100,000 shares authorized, 28,632 shares issued; March 30, 2019 - 100,000 shares authorized, 28,399 shares issued	3	3
Preferred stock, $0.0001 par value; 10,000 shares authorized, no shares issued or outstanding	—	—
Additional paid-in capital	163,204	159,137
Retained earnings	123,093	105,692
Less: Common stock held in treasury, at cost, 67 and 51 shares at September 28, 2019 and March 30, 2019, respectively	(1,151)	(668)
Total stockholders’ equity	285,149	264,164
Total liabilities and stockholders’ equity	$862,818	$636,075

Boot Barn Holdings, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	September 28,	September 29,	September 28,	September 29,
	2019	2018	2019	2018
Net sales	$187,183	$168,109	$372,950	$330,093
Cost of goods sold	127,845	117,191	251,456	227,728
Gross profit	59,338	50,918	121,494	102,365
Selling, general and administrative expenses	46,404	42,221	92,499	83,839
Income from operations	12,934	8,697	28,995	18,526
Interest expense, net	3,310	4,153	7,214	8,253
Other income, net	3	—	14	—
Income before income taxes	9,627	4,544	21,795	10,273
Income tax expense/(benefit)	1,947	10	4,394	(1,022)
Net income	$7,680	$4,534	$17,401	$11,295

Earnings per share:
Basic shares	$0.27	$0.16	$0.61	$0.41
Diluted shares	$0.26	$0.16	$0.60	$0.39
Weighted average shares outstanding:
Basic shares	28,502	28,119	28,441	27,861
Diluted shares	29,161	28,875	29,091	28,721

Boot Barn Holdings, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)
	Twenty-Six Weeks Ended
	September 28,	September 29,
	2019	2018
Cash flows from operating activities
Net income	$17,401	$11,295
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Depreciation	9,757	8,654
Stock-based compensation	2,145	1,416
Amortization of intangible assets	72	350
Amortization of ROU assets	15,115	—
Amortization of debt issuance fees and debt discount	503	630
Loss on disposal of property and equipment	12	27
Gain on adjustment of ROU asset and lease liability	(193)	—
Accretion of above market leases	—	(13)
Store impairment charge	—	305
Deferred taxes	(835)	1,607
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net	1,865	(56)
Inventories	(58,642)	(16,745)
Prepaid expenses and other current assets	(4,239)	(3,925)
Other assets	(369)	(30)
Accounts payable	24,599	13,063
Accrued expenses and other current liabilities	3,014	74
Other liabilities	302	658
Operating leases	(14,645)	—
Net cash (used in)/provided by operating activities	$(4,138)	$17,310
Cash flows from investing activities
Purchases of property and equipment	$(15,475)	$(15,007)
Acquisition of business, net of cash acquired	(3,688)	(4,424)
Net cash used in investing activities	$(19,163)	$(19,431)
Cash flows from financing activities
Borrowings on line of credit - net	$85,000	$5,114
Repayments on debt and finance lease obligations	(65,300)	(10,248)
Debt issuance fees paid	(1,233)	—
Tax withholding payments for net share settlement	(483)	(380)
Proceeds from the exercise of stock options	1,922	8,025
Net cash provided by financing activities	$19,906	$2,511

Net (decrease)/increase in cash and cash equivalents	(3,395)	390
Cash and cash equivalents, beginning of period	16,614	9,016
Cash and cash equivalents, end of period	$13,219	$9,406

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$4,704	$301
Cash paid for interest	$6,494	$7,569
Supplemental disclosure of non-cash activities:
Unpaid purchases of property and equipment	$3,543	$985

Boot Barn Holdings, Inc. Store Count
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	September 28,	June 29,	March 30,	December 29,	September 29,	June 30,	March 31,	December 30,
	2019	2019	2019	2018	2018	2018	2018	2017
Store Count (BOP)	240	240	234	232	230	226	226	222
Opened/Acquired	8	1	6	2	3	6	—	4
Closed Boot Barn Stores	—	(1)	—	—	(1)	(2)	—	—
Store Count (EOP)	248	240	240	234	232	230	226	226
Boot Barn Holdings, Inc. Selected Store Data
	Thirteen Weeks Ended
	September 28,	June 29,	March 30,	December 29,	September 29,	June 30,	March 31,	December 30,
	2019	2019	2019	2018	2018	2018	2018	2017
Selected Store Data:
Same Store Sales growth	7.8%	9.4%	8.7%	9.2%	11.3%	11.6%	12.1%	5.2%
Stores operating at end of period	248	240	240	234	232	230	226	226
Total retail store square footage, end of period (in thousands)	2,616	2,537	2,539	2,486	2,472	2,416	2,377	2,377
Average store square footage, end of period	10,549	10,570	10,580	10,624	10,654	10,505	10,517	10,517
Average net sales per store (in thousands)	$635	$660	$666	$862	$602	$582	$610	$788

Debt Covenant EBITDA Reconciliation (Unaudited)
	Thirteen Weeks Ended
	September 28, 2019	June 29, 2019	March 30, 2019	December 29, 2018	September 29, 2018
Boot Barn's Net Income	$7,680	$9,721	$8,697	$19,030	$4,534
Income tax expense	1,947	2,447	3,736	6,260	10
Interest expense, net	3,310	3,904	4,067	4,011	4,153
Depreciation and intangible asset amortization (a)	5,027	4,802	5,178	4,720	4,573
Boot Barn's EBITDA	$17,964	$20,874	$21,678	$34,021	$13,270

Non-cash stock-based compensation (b)	$1,180	$965	$666	$791	$804
Non-cash accrual for future award redemptions (c)	(11)	97	(73)	526	92
Loss/(gain) on disposal of assets (d)	-	12	-	(4)	27
Gain on adjustment of ROU asset and lease liability (e)	-	(193)	-	-	-
Store impairment charge (f)	-	-	-	150	92
Boot Barn's Adjusted EBITDA	$19,133	$21,755	$22,271	$35,484	$14,285

Additional adjustments (g)	1,442	847	1,059	455	553
Consolidated EBITDA per Loan Agreements	$20,575	$22,602	$23,330	$35,939	$14,838
__________________________________________
(a) Excludes below-market lease amortization and certain asset depreciation expenses no longer recorded as amortization expense, but rent expense under ASC 842, beginning in the thirteen weeks ended June 29, 2019.
(b) Represents non-cash compensation expenses related to stock options, restricted stock awards and restricted stock units granted to certain of our employees and directors.
(c) Represents the non-cash accrual for future award redemptions in connection with our customer loyalty program.
(d) Represents loss/(gain) on disposal of assets from store closures.
(e) Represents a gain on adjustment of a ROU asset and lease liability.
(f) Represents store impairment charges recorded in order to reduce the carrying amount of the assets to their estimated fair values.
(g) Adjustments to Boot Barn's Adjusted EBITDA as provided in the 2015 Golub Term Loan and June 2015 Wells Fargo Revolver include pre-opening costs, franchise and state taxes, and other miscellaneous adjustments. Beginning in the thirteen weeks ended June 29, 2019, adjustments also include below-market lease amortization and certain asset depreciation expenses no longer recorded as amortization expense, but rent expense under ASC 842.

Contacts

Investor Contact:
ICR, Inc.
Brendon Frey, 203-682-8216
BootBarnIR@icrinc.com
or
Media Contact:
Boot Barn Holdings, Inc.
Jim Watkins, 949-453-4428
Vice President, Investor Relations
BootBarnIRMedia@bootbarn.com